CONFIDENTIAL TREATMENT

Exhibit 10.1

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (the “Agreement”) is entered into by LML Patent Corp., (“LML”) and The Royal Bank of Scotland plc. (“RBS”).  LML and RBS are individually referred to as “Party” and collectively as the “Parties.”  This Agreement is effective as of the 29th day of December, 2009 (“Effective Date”).

RECITALS

WHEREAS, LML owns rights in certain U.S. Patents related to making, using, offering for sale and selling Electronic Check Conversion systems and services;

WHEREAS, LML began an action against RBS and other defendants in the United States District Court for the Eastern District of Texas, Marshall Division, 2-08-CV-448-DF (“Litigation I”) and 2-09-CV-180-TJW (“Litigation II”) (collectively, the “Lawsuits”), alleging infringement of LML’s U.S. Patent No. RE40,220; and

WHEREAS, the Parties have reached a settlement of their dispute, and RBS desires to license LML’s patents;

NOW, THEREFORE, in consideration of the covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           DEFINITIONS.

The following definitions apply to this Agreement:

(a)           “ACH” is the acronym for the “Automated Clearing House” Network and means the electronic payment network regulated by the National Automated Clearing House Association (“NACHA”).

(b)           “ACH File” means the electronic transaction that results from ECC and includes NACHA standard entry class codes ARC, WEB, POP, TEL, and BOC.

(c)            “Affiliate” means any person or entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, such Party, where “control” means ownership of fifty percent (50%) or more of the capital stock or other ownership interest of the person or entity carrying the right to vote for or appoint directors or their equivalent (if not a corporation).

(d)           “Court” means the United States District Court for the Eastern District of Texas, Marshall Division.

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(e)           “Customer” means any person or entity that purchases or receives Licensed Products and Services directly from Licensee.  Specifically excluded from this definition are (1) Defendants, (2) banks, banking institutions and payment processing companies, and (3) any person or entity that purchases or receives Licensed Products and Services directly from Licensee on behalf of a bank, banking institution, or payment processing company.

(f)           “Defendant” means any defendant named in the Lawsuits and any Affiliate of such defendant.

(g)           “ECC” is the acronym for “Electronic Check Conversion” and means the process or system by which a paper check is converted to an electronic transaction.

(h)           “Licensed Products and Services” means products or services of RBS that create, process, or transmit ACH Files that RBS originates, receives from Third Party Converters and/or receives or generates on behalf of Customers, and that practice one or more claims of the LML Patents.

(i)           “Licensee” means RBS and its Affiliates as of the Effective Date.

(j)           “LML Patents” means (i) U.S. Patent No. RE40,220, (ii) any issued patent and any pending patent application anywhere in the world that LML currently owns or controls (or has the right to own or control) as of the Effective Date of this Agreement; (iii) any patent or application to which any of the foregoing patents and/or patent applications claims priority, and (iv) any continuations, continuations in part, reissues, reexamination certificates, and/or divisional applications of the foregoing patents and/or patent applications described above.

 (k)           “Third Party Converter” means any person or entity that creates or processes ACH Files on behalf of RBS and transmits those ACH Files to RBS for the purpose of further transmission to the ACH Network (as part of an ACH pass-through transaction) using the Licensed Products and Services.  Specifically excluded from this definition are (1) Defendants, (2) banks and banking institutions, and (3) any person or entity that creates or processes ACH Files on behalf of any bank or banking institution other than RBS, and that transmits those ACH Files to RBS for the purpose of further transmission to the ACH Network (as part of an ACH pass-through transaction) using the Licensed Products and Services.

2.           SETTLEMENT OF THE LITIGATION.

2.1           Stipulated Dismissal.  The Parties agree to direct their counsel to file with the Court a joint motion for dismissal with prejudice of the Parties’ respective claims for relief in Litigation I within five (5) days after the receipt of payment specified in Section 3.1.

2.2             No Award of Fees or Costs.  The Parties agree that they shall bear their own costs and attorneys' fees relating to Litigation I.

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2.3           No Attempt to Invalidate.  Licensee agrees that, in the absence of a subpoena or court order requiring its participation or support, it shall not take any action, participate in or support any suit, claim, action, litigation, administrative proceeding, or proceeding of any nature brought by or against LML that concerns or challenges the validity or enforceability of the LML Patents, unless such suit, claim, action, litigation or proceeding to enforce one or more of the LML Patents is brought by LML or its successors, assigns, Affiliates, or licensees against Licensee, or places Licensee in a reasonable apprehension of being sued on one or more of the LML Patents.

3.           PAYMENT AND TERMINATION

3.1           Payment by Licensee.  Licensee agrees to pay to LML the sum of one million one hundred fifty thousand U.S. dollars ($1,150,000.00) within ten (10) business days following the Effective Date.  The amount will be delivered to LML’s counsel, McKool Smith P.C., via wire transfer to the following account:

Bank: Inwood National Bank
Address: 7621 Inwood Road, Dallas, TX 75209
Acct# [******]
ABA# [******]
Account Name:  McKool Smith IOLTA Trust Account

3.2           Termination Due to Non-Payment by Licensee.  If Licensee fails to make the payment specified in Section 3.1 above in the time specified, that failure will constitute a material breach of this Agreement.  LML may then, after five business (5) days following written notice of such breach to Licensee, at its option, either terminate the Agreement or it may petition the Court for specific enforcement of Licensee’s payment obligations.  Licensee hereby consents to the jurisdiction of the Court for enforcement of the payment obligations in Section 3.1, and agrees that specific enforcement of the payment obligations of this Agreement is an available remedy.

3.3           Tax Liability. Each Party shall bear its own tax liability hereunder.

3.4           Additional Payments.  The payment of the amount set forth in Section 3.1 shall be the total compensation to LML and any other LML Affiliates by Licensee for all releases, licenses, covenants and all other rights granted in this Agreement, and no additional payment shall be due or made to LML or any other person by Licensee with respect to the releases, licenses, covenants and all other rights granted in this Agreement.

3.5           Payment Transaction Forms. LML agrees that, as a condition to receiving payment as set forth herein, it shall complete RBS’ standard W-9 form and ACH transmittal form.

***This confidential portion has been omitted and filed separately with the Securities and Exchange Commission

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4.           RELEASES AND COVENANT NOT TO SUE

4.1           LML’s Release.  Except for the obligations of Licensee under this Agreement and conditioned upon LML’s receipt of payment from Licensee as specified under this Agreement, LML forever releases Licensee from any claims or causes of action for patent infringement, whether known or unknown, that as of the Effective Date, LML asserted or could have asserted.
4.2.           Licensee’s Release.  Except for the obligations of LML under this Agreement, Licensee forever releases LML and its Affiliates from any claims or causes of action for patent infringement, whether known or unknown, that as of the Effective Date, Licensee asserted or could have asserted.

4.3           Covenant-Not-To-Sue.  The Parties and their Affiliates covenant not to file suit against each other for infringement of any patents they own that are currently issued or that may hereafter issue on applications currently owned, or patents that they subsequently acquire that are not otherwise licensed under this Agreement.  This covenant-not-to-sue will expire seven (7) years following the Effective Date of this Agreement.

5.           GRANT OF LICENSE. LML hereby grants to Licensee a fully paid-up, irrevocable, non-exclusive, non-sublicensable, non-transferable license under the LML Patents to make, use, sell, offer for sale, import, and export the Licensed Products and Services.  In addition, this grant of license applies to: (i) Customers, but only to the extent that such Customers purchase or receive Licensed Products and Services directly from the Licensee, and (ii) Third Party Converters, but only to the extent that such Third Party Converters create or process ACH Files directly for the Licensee and transmit those ACH Files to the Licensee for the purpose of further transmission to the ACH Network (as part of an ACH pass-through transaction) using the Licensed Products and Services.  For the avoidance of doubt, this grant of license does not apply to (i) any ACH Files purchased or received by a Customer from any person or entity other than Licensee, or (ii) any ACH Files created or processed by a Third Party Converter for any person or entity other than Licensee.   Except as expressly provided herein, nothing in the Agreement is intended to grant any rights or license, express or implied, to Licensee or exhaust any patent rights of LML with respect to the LML Patents.

6.           CHANGE IN CONTROL/ACQUISITIONS

6.1           Acquisitions by Licensee.  In the event Licensee acquires an entity after the Effective Date of this Agreement, such entity will not gain the benefit of the license grant, covenant-not-to-sue, or releases in the Agreement.  LML agrees to negotiate in good faith with the acquired entity to license, under the LML Patents, any ACH Files created, processed, or transmitted by the acquired entity based on a presumptive royalty rate of $[***] U.S. dollars per ARC SEC-coded ECC transaction and $[***] U.S. dollars per POP, BOC, WEB, or TEL SEC-coded ECC transaction.

***This confidential portion has been omitted and filed separately with the Securities and Exchange Commission

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6.2           Mergers Between Licensee and Another Entity.

(i)           In the event Licensee merges with another entity that is not otherwise licensed under the LML Patents and the number of ACH Files created, processed, or transmitted by the merged entity each month after the date of the merger does not exceed [***]% of Licensee’s average monthly transaction volumes for Licensed Products and Services (based on the 12 months preceding the date of the merger (hereinafter, “Conditional Merger Volume Limit”), then the license grant, covenant not to sue, and releases in this Agreement will continue to apply but only with respect to: (a) the Licensed Products and Services that existed prior to the date of the merger, and (b) the ACH Files created, processed or transmitted by the merged entity each month after the date of the merger up to the Conditional Merger Volume Limit.

(ii)           In the event Licensee merges with another entity that is not otherwise licensed under the LML Patents and the number of ACH Files created, processed, or transmitted by the merged entity in any given month after the date of the merger exceeds the Conditional Merger Volume Limit (as defined above), then the provisions of Section 6.2(i) shall immediately terminate, and the license grant, covenant not to sue, and releases in this Agreement will continue to apply but only with respect to: (a) the Licensed Products and Services that existed prior to the date of the merger, and (b) the ACH Files created, processed or transmitted by the merged entity each month after the date of the merger up to [***]% of the Licensee’s average monthly transaction volumes for Licensed Products and Services (based on the 12 months preceding the date of the merger) (hereinafter, “Adjusted Merger Volume Limit”).  LML agrees to negotiate in good faith with the merged entity to license, under the LML Patents, any ACH Files created, processed, or transmitted by the merged entity in excess of the Adjusted Merger Volume Limit based on a presumptive royalty rate of $[***] U.S. dollars per ARC SEC-coded ECC transaction and $[***] U.S. dollars per POP, BOC, WEB, or TEL SEC-coded ECC transaction.

6.3           Acquisitions of Licensee.

(i)           In the event of an acquisition of Licensee by an entity that is not otherwise licensed under the LML Patents and in which Licensee continues to exist as a legal entity and the number of ACH Files created, processed, or transmitted by the acquiring entity each month after the date of the acquisition does not exceed [***]% of Licensee’s average monthly transaction volumes for Licensed Products and Services (based on the 12 months preceding the date of the acquisition (hereinafter, “Conditional Acquisition Volume Limit”), then the license grant, covenant not to sue, and releases in this Agreement will continue to apply but only with respect to: (a) the Licensed Products and Services that existed prior to the date of the acquisition, and (b) the ACH Files created, processed or transmitted by the acquiring entity each month after the date of the acquisition up to the Conditional Acquisition Volume Limit.

***This confidential portion has been omitted and filed separately with the Securities and Exchange Commission

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(ii)           In the event of an acquisition of Licensee by an entity that is not otherwise licensed under the LML Patents and in which Licensee continues to exist as a legal entity and the number of ACH Files created, processed, or transmitted by the acquiring entity each month after the date of the acquisition exceeds the Conditional Acquisition Volume Limit (as defined above), then the provisions of Section 6.3(i) shall immediately terminate, and the license grant, covenant not to sue, and releases in this Agreement will continue to apply but only with respect to: (a) the Licensed Products and Services that existed prior to the date of the acquisition, and (b) the ACH Files created, processed or transmitted by the acquiring entity each month after the date of the acquisition up to [***]% of the Licensee’s average monthly transaction volumes for Licensed Products and Services (based on the 12 months preceding the date of the acquisition) (hereinafter, “Adjusted Acquisition Volume Limit”).  LML agrees to negotiate in good faith with the acquiring entity to license, under the LML Patents, any ACH Files created, processed, or transmitted by the acquiring entity in excess of the Adjusted Acquisition Volume Limit based on a presumptive royalty rate of $[***] U.S. dollars per ARC SEC-coded ECC transaction and $[***] U.S. dollars per POP, BOC, WEB, or TEL SEC-coded ECC transaction.

    6.4           Purchase of Assets of Licensee.

(i)           In the event of a sale of the assets of Licensee that includes the business line that provides the Licensed Products and Services to an entity that is not otherwise licensed under the LML Patents and in which the number of ACH Files created, processed, or transmitted by the purchasing entity each month after the date of the purchase does not exceed [***]% of Licensee’s average monthly transaction volumes for Licensed Products and Services (based on the 12 months preceding the date of the purchase (hereinafter, “Conditional Purchase Volume Limit”), then the license grant, covenant not to sue, and releases in this Agreement will continue to apply but only with respect to: (a) the Licensed Products and Services that existed prior to the date of the purchase, and (b) the ACH Files created, processed or transmitted by the purchasing entity each month after the date of the purchase up to the Conditional Purchase Volume Limit.

(ii)           In the event of a sale of the assets of Licensee that includes the business line that provides the Licensed Products and Services to an entity that is not otherwise licensed under the LML Patents and in which the number of ACH Files created, processed, or transmitted by the purchasing entity each month after the date of the purchase exceeds the Conditional Purchase Volume Limit (as defined above), then the provisions of Section 6.4(i) shall immediately terminate, and the license grant, covenant not to sue, and releases in this Agreement will continue to apply but only with respect to: (a) the Licensed Products and Services that existed prior to the date of the purchase, and (b) the ACH Files created, processed or transmitted by the purchasing entity each month after the date of the purchase up to [***]% of the Licensee’s average monthly transaction volumes for Licensed Products and Services (based on the 12 months preceding the date of the purchase) (hereinafter, “Adjusted Purchase Volume Limit”).

***This confidential portion has been omitted and filed separately with the Securities and Exchange Commission

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LML agrees to negotiate in good faith with the purchasing entity to license, under the LML Patents, any ACH Files created, processed, or transmitted by the purchasing entity in excess of the Adjusted Purchase Volume Limit based on a presumptive royalty rate of $[***] U.S. dollars per ARC SEC-coded ECC transaction and $[***] U.S. dollars per POP, BOC, WEB, or TEL SEC-coded ECC transaction.

    6.5           Termination of Payments Due Pursuant to Section 6.  With respect to any good faith negotiations undertaken pursuant to Sections 6.1 - 6.4 above, LML agrees that no royalty will be due under the LML Patents for any ACH Files created, processed, or transmitted by the Licensee or by any acquired entity, merged entity, acquiring entity, or purchasing entity (as described above) after the expiration date of the last to expire of the LML Patents.

7.           CONFIDENTIALITY.  The Parties may disclose the existence of this Agreement.  Neither Party may disclose the specific terms and conditions of this Agreement to any entity except that each Party may disclose the terms and conditions of this Agreement: (i) to third parties with a need for access pursuant to the order or requirement of a court, administrative or regulatory agency, or other governmental body, provided that the Party required to make such a disclosure gives as much notice as is reasonably possible to the other Party to contest such order or requirement; (ii) on a confidential basis to its legal, accounting or financial advisors solely for the purposes of providing such advice and solely to the extent that they have a need for access; (iii) if that Party forms a good faith belief that disclosure is required under applicable securities regulations or listing agency requirements; (iv) in its financial statements as it is required to do under applicable generally accepted accounting principles while acting in reliance on its auditors; (v) to parties in the Lawsuits as part of disclosure obligations under the Court's Protective Order, (vi) upon the express written consent of the other Party; or (vii) on a confidential basis to investors and potential investors and acquirers, but subject to any such investor or potential investor or acquirer having first executed an appropriate non-disclosure agreement requiring such investor or potential investor or acquirer to maintain this Agreement and the terms and conditions of this Agreement in confidence.

8.           REPRESENTATIONS AND WARRANTIES

8.1           Licensee Representations and Warranties. Licensee represents and warrants to LML that (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; and (b) it has the right to enter into this settlement and grant the releases, covenants not to sue and all other rights provided for under this Agreement without any payment to any other person or third Party.

***This confidential portion has been omitted and filed separately with the Securities and Exchange Commission

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8.2           Licensor Representations and Warranties. As a condition precedent to Licensee entering into this Agreement, LML represents and warrants to Licensee that as of the Effective Date (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement; (b) it has the right to enter into this Agreement and grant the licenses and covenants not to sue and all other rights provided for under this Agreement without any payment to any other person or third party; (c) it owns the LML Patents, and that no other person or third party owns any right to recover any amounts in connection with the LML Patents; (d) it has not granted and shall not grant any licenses or other rights, under the LML Patents or otherwise, that would conflict with or prevent the licenses and rights granted to Licensee hereunder; and (e) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms and conditions of this Agreement.

9.    GENERAL PROVISIONS

9.1           Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party in its sole discretion.  This Agreement shall inure to the benefit of, and shall bind, the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties hereto.

9.2           Entire Agreement.  This Agreement and the License Agreement constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

9.3           Notices.  All notices, requests, approvals, consents and other communications required or permitted under this Agreement will be in writing and addressed as follows:

If to LML:

Mr. Patrick H. Gaines
President
LML Patent Corp.
Suite 1680
1140 West Pender St.
Vancouver, BC  V6E 4GI

If to Licensee:

RBS Citizens, N.A.
One Citizens Plaza
Providence, Rhode Island 02903
Mail Code RDC 360
Attention: Hollie Lussier

CONFIDENTIAL TREATMENT

and will be deemed sufficiently given if delivered by hand or sent by certified mail (return receipt requested), courier, or facsimile (provided that the receiver acknowledges receipt of the facsimile) addressed to the other Party at the address set forth above or to such other person or address as the Parties may from time to time designate in writing delivered pursuant to this notice provision. Any such notices, requests, demands or other communications will be deemed to be delivered when received by the Party to whom they were addressed.

9.4           Governing Law.  This Agreement is governed by and will be construed in accordance with the laws of the State of New York and the federal laws of the United States as applicable therein, without regard to the laws of those jurisdictions governing conflicts of laws.

9.5           Arbitration.  All claims, disputes, or other differences between the Parties relating to or arising under this Agreement shall be exclusively resolved by binding arbitration pursuant to the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with arbitration to occur at a location to be determined by the three (3) arbitrators.  The arbitration shall be before three (3) arbitrators.  Each Party shall be entitled to select one (1) arbitrator, each of whom shall be an attorney with subject matter expertise in patent law and technology related to methods of electronically transferring funds, and the selected arbitrators shall together choose the third arbitrator, who shall also have the same required subject matter expertise.  The arbitration proceedings and the documents, materials and testimony provided thereunder shall be kept confidential and the Parties and the arbitrators shall be required to execute a confidentiality agreement as necessary to protect the confidentiality of such documents, materials and testimony.  Each Party shall bear its own attorneys’ fees and costs in connection with the arbitration, including the costs of the AAA and the arbitrators, which shall be equally divided.  The majority award of the arbitrators shall be final and binding on the Parties, and their successors and assigns.  Each Party and its successors and assigns agrees to abide by any such award rendered in the arbitration, hereby consents to the jurisdiction of the Court for enforcement of any such award, and agrees that specific enforcement of any payment obligations pursuant to such an award is an available remedy.

9.6           Expenses.  Except as otherwise specifically provided in this Agreement, the Parties agree that they shall bear their own costs and attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated herein.

9.7           Headings. The section and sub-section headings contained in this Agreement are for convenience of reference only and shall not serve to limit, expand or interpret the sections or sub-sections to which they apply, and shall not be deemed to be a part of this Agreement.

9.8           Interpretation; Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

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9.9           Relationship of the Parties.  This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between LML and Licensee, and neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons, except as expressly provided herein.

9.10           Enforceability.  The Parties acknowledge and agree that this Agreement is enforceable according to its terms.

9.11           Severability.  In the event that any term or provision of this Agreement is deemed invalid, unenforceable or void by a final, non-appealable judgment of a court of competent jurisdiction, the remainder of the Agreement shall be interpreted to the extent possible to effect the overall intention of the Parties as of the Effective Date of this Agreement.

9.12           Waiver of Section 1542 of the California Civil Code.  The Parties to this Agreement hereby expressly waive the provisions of Section 1542 of the California Civil Code, which states as follows:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

9.13           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same document.

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    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

LML PATENT CORPORATION

By:  /s/ Patrick H. Gaines

Print Name:  Patrick H. Gaines

Title:  President

Dated:  December 29, 2009

THE ROYAL BANK OF SCOTLAND PLC.

By:  /s/ Denise M. Menelly

Print Name:  Denise M. Menelly

Title:  Executive Vice-President, COO Americas

Dated:  December 29, 2009

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